Exhibit 99.1

China Health Resource, Inc. increases capital to meet high demand for Dahurian Angelica Root in China

Sichuan, PRC —China Health Resource, Inc. (OTCBB: CHRI) announced today that the company has begun its expansion plans to gear up for the increasing demand of Dahurian Angelica Root (DAR) in China. This expansion will cost nearly US$1 million that has been added to the company’s operating capital.

CHRI’s expansion plans will focus mainly on purchasing raw DAR from the farms in Suining, expanding the current production facility, and scaling up its distribution to meet the demand for pharmaceutical-grade DAR throughout China. Further expansion plans include new product development to increase its product offering as well as marketing and branding.

“The Sichuan Angelica Root makes up close to 70% of the product produced in China and CHRI is very excited to be able to provide grade-A products for much of China,” comments Jiayin Wang, CEO.

The company is currently the only manufacturer that has been GAP certified to produce pharmaceutical-grade DAR in the country. The GAP certification process ensures that the herb is only produced according to very strict and specific quality standards, and is of the highest quality DAR grown in Suining, Sichuan.

"As the leading manufacturer of pharmaceutical-grade DAR in the People's Republic of China, we are committed to growing to meet the demand for our high quality products," Wang said.

About CHRI
China Health Resource Inc. engages in the development, manufacturing, processing, marketing and sale of Dahurian Angelica Root (DAR) and related products in the People's Republic of China. DAR is a herb that is employed as an ingredient in medicine, cosmetics and food, as well as used in TCM for the treatment of pain, swelling and pustule. The company's DAR-related products include the Bailing Capsule, Yisheng Capsule, Kimchee-Mate and Fragrant Bag, all of which are sold through regional distributors. The company was founded in 2001 and is based in Suining, Sichuan.

Certain statements found other than historical facts in this document regarding financial matters other than historical facts, and statements of our expectations, intentions, plans and beliefs, constitute "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to certain events, risks and uncertainties that may be outside our control. The words "believe", "expect", "anticipate", "optimistic", "intend", "will", and similar expressions identify forward-looking statements. The company intends that such proclamations about future expectations, including future revenues and earnings and all other forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results. These and other risks and uncertainties related to our business are described in greater detail in our filings with the Commission.  The foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

For more information, please contact: China Health Resource, Inc., 343 Suining Zhong Road, Suining, Sichuan, P.R.China, . Tel: +86-825-239-1788, Web Site: http://www.ChinaHealthResource.com.